Exhibit 10.15

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is signed on the 14th day of April, 2008, effective as of the 1st day of January, 2008, by and between Arotech Corporation, a Delaware corporation with offices at 1229 Oak Valley Drive, Ann Arbor, Michigan 48108 (the “Company”), and Thomas J. Paup, an individual residing at 4716 Lohr Road, Ann Arbor, Michigan 46108 (the “Employee”).

W I T N E S S E T H :

WHEREAS, the Company and the Employee entered into an Employment Agreement dated as of December 30, 2005 (the “Original Agreement”); and

WHEREAS, the Company and the Employee now wish to extend the Employee’s employment and to amend and restate the Original Agreement in its entirety in accordance with the terms of this Agreement;

NOW, THEREFORE, the parties hereto do hereby agree as follows:

1.            Title and Duties.

(a)           The Employee will serve as Vice President – Finance and Chief Financial Officer of the Company, except that the Company may, from time to time, change the title and/or duties of the Employee in such manner as shall not unduly prejudice the rights of the Employee hereunder. The Employee will report to the President and Chief Operating Officer of the Company or to such other person as shall be designated, from time to time, by the Board of Directors of the Company.

(b)           The Employee shall not during the term hereof undertake or accept any other employment or occupation, whether paid or unpaid provided, however, that the Employee may continue to work up to eight (8) evenings per month as a Finance Instructor at Eastern Michigan University. The Employee acknowledges and agrees that, although ordinary working hours are expected to be Monday through Friday, 8 a.m. to 5 p.m., under certain circumstances the performance of his duties hereunder may require additional time and/or domestic and international travel. The Employee acknowledges that this is a managerial position, and that accordingly overtime hours will be worked as needed, without additional compensation.

(c)           The Employee’s place of work will be in Ann Arbor, Michigan, or at such other place as the Company may from time to time specify, provided that the employment of the Employee on a permanent basis at a place which is located more that fifty (50) miles from Ann Arbor, Michigan shall be done only with the Employee’s prior consent.

2.             Compensation and Benefits.

(a)           The Company shall pay the Employee, as compensation for all of the employment services provided by him hereunder during the term of this Agreement, an annualized base salary of one hundred sixty thousand dollars ($160,000) (the “Base Salary”). The Base Salary will be paid semi-monthly in arrears on the fifteenth and final day of each month. The Base Salary will, effective January 1 of each year beginning January 1, 2009, be increased annually by six percent (6%) to reflect changes in the Consumer Price Index during the previous year, irrespective of the actual extent of any such changes. Additionally, the Base Salary may be increased from time to time, effective January 1 of each year beginning January 1, 2009,  in accordance with the Company’s procedures, and in the Company’s sole discretion, based on the Employee’s performance during the prior year.

(b)           The Company agrees to pay or cause to be paid to the Employee on each March 31 following the first anniversary of this Agreement, or as soon thereafter as may be possible in order to determine the relevant results of the Company, an annual bonus, as follows:

(i)            If, as of such anniversary, the Company shall have attained 90% of the Company’s Budgeted Number (as defined below) for the year preceding such anniversary, then Employee’s bonus shall be equal to 20% of Employee’s gross annual Base Salary as then in effect for the year preceding such anniversary;

(ii)           If, as of such anniversary, the Company shall have attained 120% of the Company’s Budgeted Number (as defined below) for the year preceding such anniversary, then Employee’s bonus shall be equal to 50% of Employee’s gross annual Base Salary as then in effect for the year preceding such anniversary;

(iii)          If, as of such anniversary, the Company shall have attained more than 90% but less than 120% of the Company’s Budgeted Number (as defined below), then Employee’s bonus shall be calculated as follows:

B =         (S x 20%) + (N-90)/30 x (S x 30%)

Where:

B =	The amount of Employee’s annual bonus; and

N =	The percentage of the Budgeted Number (as defined below) that was attained by the Company in the immediately preceding fiscal year; provided, however, that N is more than 90 and less than 120;

S =	Employee’s gross annual Base Salary.

For the purposes of this Section 2(b), the Budgeted Number shall be the budgeted results of the Company as agreed by the Board prior to the end of each fiscal year for the fiscal year designated in such budget, and may include targets for any or all of the following factors: (i) revenues; (ii) cash flow, and (iii) EBITDA. In the event that some but not all targets are reached, the Compensation Committee shall made a determination as to what percentage of the Budgeted Number was attained.

(c)           The Company has granted to the Employee a retention bonus of 65,000 shares of restricted stock, vesting (i) 10,834 shares on December 31, 2008, 10,833 shares on December 31, 2009, and 10,833 shares on December 31, 2010, with each such vesting being contingent on the Employee being employed by the Company on the scheduled vesting date, and (ii) 10,834 shares on December 31, 2008, 10,833 shares on December 31, 2009, and 10,833 shares on December 31, 2010, with each such vesting being contingent on the Employee being employed by the Company on the scheduled vesting date and on performance criteria to be established by the Compensation Committee of the Board of Directors.

(d)           The Employee shall be entitled to a paid annual vacation of twenty (20) business days with respect to, and during, each twelve (12) month period of his employment hereunder, provided that the unused portion of any such vacation, in respect to any year, may be carried forward only to the next two-year period. Upon termination Employee shall be paid for all accrued but unused vacation. Any vacation days taken by Employee in advance of their actual accrual shall be considered an advance on wages and deducted from any wages owing at termination. Timing of vacations will be cleared in advance with the Company.

(e)           The Employee shall be entitled to paid sick leave of five (5) days with respect to, and during, each twelve (12) month period of his employment hereunder.

(f)           The Company shall provide the Employee and his family with medical insurance and related insurance benefits in accordance with its policies from time to time for all employees generally.

(g)           The Company shall reimburse the Employee’s work-related expenses, against proper receipts, subject to and in accordance with policies adopted, from time to time, by the Company.

3.             Confidential Information; Return of Materials; Inventions; on-Solicitation.

(a)           In the course of his employment by the Company hereunder, the Employee will have access to, and become familiar with, “Confidential Information” (as hereinafter defined) of the Company. The Employee shall at all times hereinafter maintain in the strictest confidence all such Confidential Information and shall not divulge any Confidential Information to any person, firm or corporation without the prior written consent of the Company. For purposes hereof, “Confidential Information” shall mean all information in any and all media which is confidential by its nature including, without limitation, data, technology, know-how, inventions, discoveries, designs, processes, formulations, models, customer lists and contact people, prices and any other trade and business secrets relating to any line of business in which the Company’s marketing and business plans relating to current, planned or nascent products.

(b)           The Employee shall not use Confidential Information for, or in connection with, the development, manufacture or use of any product or for any other purpose whatsoever except as and to the extent necessary for him to perform his obligations under this Agreement.

(c)           Notwithstanding the foregoing, Confidential Information shall not include information which the Employee can evidence to the Company by appropriate documentation is in, or enters, the public domain otherwise than by reason of breach hereof by the Employee.

(d)           All Confidential Information made available to, or received by, the Employee shall remain the property of the Company, and no license or other rights in or to the Confidential Information is granted hereby.

(e)           All files, records, documents, drawings, specifications, equipment, and similar items relating to the business of the Company, whether prepared by the Employee or otherwise coming into his possession, and whether classified as Confidential Information or not, shall remain the exclusive property of the Company. Upon termination or expiration of this Agreement, or upon request by the Company at any time, the Employee shall promptly turn over to the Company all such files, records, reports, analyses, documents, and other material of any kind and in any medium concerning the Company which the Employee obtained, received or prepared pursuant to this Agreement without retaining any copies thereof in any medium.

(f)           Commencing on the date hereof and ending two (2) years after the termination of this Agreement (irrespective of the reason for such termination), the Employee shall not solicit nor in any manner encourage other employees of the Company to leave its employ. The Employee further agrees that during that two (2) year period he will not offer, or cause to be offered, employment to any person who was employed by the Company at any time during the three months prior to the termination of this Agreement.

(g)           The Employee acknowledges that the provisions set forth in Section 3 of this Agreement are fair and reasonable. The Employee further acknowledges that the Company will be irreparably harmed if the Employee’s obligations under this Section 3 are not specifically enforced and that the Company would not have an adequate remedy at law in the event of an actual or threatened violation by the Employee of the Employee’s obligations. Therefore, and in addition to any and all other remedies to which it may be entitled, the Company shall be entitled to an injunction or any appropriate decree of specific performance for any actual or threatened violations or breach by the Employee without the necessity of the Company showing actual damages or that monetary damages would not afford an adequate remedy, and without posting a bond.

(h)           The provisions of this Section 3 shall survive the expiration or termination of this Agreement regardless of the reasons therefor. Furthermore, the period of time during which the restrictions set forth in subsection (f) above shall be in effect shall be extended by the length of time during which the Employee is in breach of any of the terms of such subsection.

4.             Prohibition on Trading While in Possession of Material Non-Public Information.

(a)           The Employee acknowledges that the Company is a publicly-listed company, and that the Employee is a “person having a duty of trust or confidence” as defined in Rule 10b5-2 promulgated under the United States Securities Exchange Act of 1934, as amended, and that the Employee is accordingly prohibited from trading in shares of the Company on the basis of material non-public information. The Employee covenants and agrees that the Employee will not trade in, or, without the express consent of the Company, exercise any option to purchase securities of the Company (the “Arotech Shares”) (1) until at least two Trading Days (a “Trading Day” being a day on which the U.S. Financial markets are open for trading) have passed since such material information was released to the public, and (2) during the period beginning on the eleventh calendar day of the third month of each fiscal quarter and ending at the close of the second Trading Day following the release of quarterly or annual financial results. The Employee understands and acknowledges that the most appropriate time to trade in Arotech Shares is the period beginning on the third Trading Day and ending on the twelfth Trading Day following the release of quarterly or financial information, provided that during such period the Employee possesses no other material non-public information which is not disclosed in such release.

(b)           If at any time the Employee is working on securities matters regarding the Company, or is aware that the Company is offering or selling its own securities or is involved in a tender offer situation, the Employee shall consult with the General Counsel of the Company before trading in Arotech Shares.

(c)           The provisions of this Section 4 shall survive the expiration or termination of this Agreement regardless of the reasons therefor.

5.          Term and Termination. This Agreement shall be for a period of three years (the “Initial Term”), provided, however, that the term of this Agreement shall be automatically extended for additional terms of two (2) years each (each, an “Additional Term”) upon the end of the Initial Term and each Additional Term, unless either the Employee or the Company shall have given written notice to the other at least ninety days (90) days prior thereto that the Initial Term or any Additional Term of this Agreement shall not be so extended (a “Non-Renewal”). This Agreement may be terminated at any time, as follows:

(a)           This Agreement shall terminate upon the death or incapacitation of the Employee. For purposes hereof, the Employee shall be deemed to be incapacitated if he is unable to perform his duties hereunder, as evidenced by a certificate(s) to that effect, signed by a doctor reasonably satisfactory to the Company, for a continuous period of one hundred fifty (150) days or for shorter periods aggregating more than two hundred (200) days in any period of twelve (12) consecutive months.

(b)           The Company shall have the right to terminate this Agreement and the employment relationship hereunder for cause, at any time, by informing the Employee that such termination is for and cause and by further informing the Employee of the acts or omissions constituting cause. In such event, this Agreement and the employment relationship between the Company and the Employee shall be terminated as of the time Employee is informed that such termination is for cause. For purposes hereof, “cause” shall mean: (1) a breach of trust by the Employee, including, for example, but without limitation, commission of an act of moral turpitude, theft, embezzlement, self-dealing or insider trading; (2) the unauthorized disclosure by the Employee of confidential information of or relating to the Company; (3) a material breach by the Employee of this Agreement; or (4) any act of, or omission by, the Employee which, in the reasonable judgment of the Company, amounts to a serious failure by the Employee to perform his responsibilities or functions or in the exercise of his authority, which failure, in the reasonable judgment of the Company, rises to a level of gross nonfeasance, misfeasance or malfeasance.

(c)           Upon termination of this Agreement other than for the reasons set forth in subsection (b) above, including without limitation a Non-Renewal, the Company shall pay the Employee as severance pay an amount equal to (x) four (4) times the monthly Base Salary at the highest rate in effect at any time within the ninety (90) day period ending on the Termination Date, plus (y) an additional two (2) months’ Base Salary for every year worked during the term of this Agreement, with the maximum severance payable (the sum of (x) and (y) above) of twelve (12) months’ Base Salary; provided, however, that if the Employee’s employment is terminated by reason of a Change of Control (as hereinafter defined), the minimum termination payment shall be an amount equal to twice the amount that it would had been had it been terminated for reasons other than a Change of Control. For purposes of this Agreement, a “Change in Control” shall mean any of the following events:

(i)    the acquisition (other than from the Company in any public offering or private placement of equity or equivalent securities) by any person or entity of beneficial ownership of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding voting securities; or

(ii)    individuals who, as of December 31, 2007, were members of the Board of the Company (the “Original Board”), together with individuals approved by a vote of at least two-thirds (2/3) of the individuals who were members of the Original Board and are then still members of the Board of the Company, cease for any reason to constitute at least one-third (1/3) of the Board of the Company; or

(iii)           approval by the shareholders of the Company of a complete winding-up of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

6.           Miscellaneous.

(a)           All notices and other communications required or permitted under this Agreement shall be in writing and shall be sent by facsimile transmission to the other party at the fax number set forth below, with a copy sent by first class mail or express courier to said party at the address set forth below, or to such other fax number and/or address as a party may hereinafter designate by notice to the other. Notices shall be effective on the date they are sent by facsimile transmission if the facsimile transmission report confirms receipt by the receiving fax.

(b)           This Agreement shall be subject to, governed by and construed in accordance with, the laws of the State of Michigan without regard to conflicts of law provisions and principles of that State, and the courts located in Washtenaw County, Michigan shall have exclusive jurisdiction and venue of any dispute hereunder.

(c)           This Agreement contains the entire agreement between the Employee and the Company with respect to all matters relating to the Employee’s employment with the Company and will supersede and replace all prior agreements and understandings, written or oral, between the parties relating to the subject matter hereof. This Agreement may be amended, modified, or supplemented only by a written instrument signed by both of the parties hereto. No waiver or failure to act by either party with respect to any breach or default hereunder, whether or not the other party has notice thereof, shall be deemed to be a waiver with respect to any subsequent breach or default, whether of similar or different nature.

(d)           If any provision of this Agreement, under all the then relevant circumstances, is held to be invalid, illegal or unenforceable, the other provisions shall remain in full force and effect, and the relevant provision shall automatically be modified by substituting for the unenforceable provision an enforceable provision which most closely approximates the intent and economic effect of the invalid provision.

(e)           This Agreement shall inure to the benefit of the Company and its successors and assigns.

(f)           The headings contained in this Agreement are intended solely for ease of reference and shall be given no effect in the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the effective date set forth above:

Arotech Corporation

By:
Thomas J. Paup		Name:
Title: